QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

ABCI HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	86-0214815 (I.R.S. Employer Identification No.)

4967 Park Blvd.
Suite C
Carlsbad, CA 92008
(Address of Principal Executive Offices, Including Zip Code)

Mark Feraro
REALTY ADVISORS OF AMERICA, LLC
4100 Newport Place Drive
Suite 240
Newport Beach, CA 92660
(Full title of plan)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price*	Amount of Registration Fee
Common Stock ($0.001 par value)	500,000 shares**	$0.05	$25,000	$2.30

*
Estimated pursuant to rule 457(c)

**
Includes awards that may be granted pursuant to the foregoing plans and an indeterminate number of shares of Common Stock that may become issuable pursuant to the antidilution provisions of such plan.

EXPLANATORY NOTE

        ABCI Holdings, Inc. ("ABCI") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, $.001 par value per share, to be issued to certain selling shareholders.

PART I
INFORMATION REQUIRED IN SECTION 10(a) OF PROSPECTUS

        ABCI will send or give the documents containing the information specified in Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). ABCI does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

REOFFER PROSPECTUS

ABCI Holdings, Inc.
4607 Park Blvd.
Suite C
Carlsbad, CA 92008
(760) 730-3828

500,000 SHARES OF COMMON STOCK

        The shares of common stock, $0.001 par value per share, of ABCI Holdings, Inc. ("ABCI" or the "Company") offered hereby (the "Shares") will be sold from time to time by the shareholder listed under the Selling Shareholder section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to Consulting Agreements for consulting services rendered to the Company.

        The sales may occur in transactions on the over-the-counter market maintained by Nasdaq at prevailing market prices or in negotiated transactions. ABCI will not receive proceeds from any of the sale the Shares. ABCI is paying for the expenses incurred in registering the Shares.

        To the knowledge of the Company, the Selling Shareholder have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholder may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

        ABCI's common stock is currently traded on the Over-the-Counter Bulletin Board under the symbol "ABCI."

        This investment involves a high degree of risk.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      March 28, 2002

        You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        ABCI is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

450 Fifth Street, N.W., Washington, D.C. 20549;
Seven World Trade Center, 13th Floor, New York, N.Y. 10048

        Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

INCORPORATED DOCUMENTS

        The SEC allows ABCI to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

        ABCI's Form 10-KSBA filed on October 2, 2001, Form 10-QSBA filed on October 3, 2001, Form 10-QSBA filed on October 3, 2001, Form 10-QSB filed on November 29, 2001, and Form 8-KA filed on February 5, 2002 are incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

        The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Officer at ABCI's executive offices, located at 4607 Park Blvd., Suite C, Carlsbad, California, 92008. ABCI's telephone number is (760) 730-3828.

ITEM 1. PLAN INFORMATION

        The documents containing the information required by Part I of Form S-8 will be sent or given to the consultant as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Purposes

        The Common Stock will be issued by the Company a contract approved by the Board of Directors of the Company (the "Board of Directors"). The contract is intended to provide a method whereby the

Company will be able to use the services of a skilled consultant in connection with advice pertaining to the Company's business affairs as the Company may, from time to time, reasonably request. A copy of the contract has been filed as an exhibit to this registration Statement.

COMMON STOCK

        The Board has authorized the issuance of 500,000 shares of the Common Stock to the Consultants upon effectiveness of this registration statement.

No Restrictions on Transfer

        The selling shareholder will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment

        The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer.

Restrictions of Re-sales

        In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Documents Incorporated By Reference and Additional Information

        The Company hereby incorporates by reference (i) any and all Forms 10-QSB filed under the Securities or Exchange Act subsequent to filing of its Registration Statement on Form 10-SB, as well as all other reports filed under Section 13 of the Exchange Act, and (ii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

        A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus of any document required to be delivered pursuant to

Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Request should be addressed to the Company at 5897 Oberlin Drive, Suite 210, San Diego, Ca 92121.

Legal Opinions and Experts

        Kennan E. Kaeder, Esq. has rendered an opinion on the validity of the securities being registered. Mr. Kaeder is not an "affiliate" of the Company and does not have a substantial interest in the registrant. (See PART II, ITEM 5—Interests of Named Experts and Counsel)

        The financial statements of ABCI Holdings, Inc. (incorporated by reference in the Company's Form 8-KA) for the year ended June 30, 2001 have been audited by Matranga & Correia, Certified Public Accountants, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors

        Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents previously filed with the Commission by the Company for purposes of the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

  1.
  The Company's Annual Report on Form 10-KSB for the year ended December 31, 2000;

  2.
  The Company's Amended Annual Report on Form 10-KSB/A for the year ended December 31, 2000;

  3.
  The Company's Quarterly Report on Form 10-QSB/A for the months ended March 31, 2001;

  4.
  The Company's Quarterly Report on Form 10-QSB/A for the three months ended June 30, 2001;

  5.
  The Company's Quarterly Report on Form 10-QSB for the three months ended September 30, 2001; and

  6.
  The Company's Form S-8 filed on 9-25-2001.

  7.
  The Company's Form S-8 filed on January 8, 2002.

  8.
  The Company's Form 8-KA filed on February 25, 2002.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part thereof.

ITEM 4. DESCRIPTION OF SECURITIES

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Kennan E. Kaeder, counsel to the Company. Mr. Kaeder is the beneficial owner of 15,000 shares of the Company's common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Certificate of Incorporation of the Company provides that all directors, officers, employees and agents of the Company shall be entitled to be indemnified by the Company to the fullest extent permitted by law. The Certificate of Incorporation also provides as follows:

        The corporation shall, to the fullest extent permitted by the Act, as the same may be amended and supplemented, indemnify all directors, officers, employees, and agents of the corporation whom it shall have power to indemnify thereunder from and against any and all of the expenses, liabilities, or other matters referred to therein or covered thereby.

        Such right to indemnification or advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee, or agent of the corporation, and shall inure to the benefit of the heirs, executives, and administrators of such persons. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of stockholders or of disinterested directors or otherwise. The corporation shall have the right to purchase and maintain insurance on behalf of its directors, officers, and employees or agents to the full extent permitted by the Act, as the same may be amended or supplemented.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8. CONSULTANTS AND ADVISORS

        Not applicable.

ITEM 9. EXHIBITS

Exhibit No.	Title
4.1	Consulting Agreement
5.1	Opinion of Kennan E. Kaeder, Esq.
23.1	Consent of Matranga & Correia
24.1	Power of Attorney

ITEM 10. UNDERTAKINGS

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to;

(i)
include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed t hat which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered the rein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of t he Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Ex change Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceab1e. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any act ion, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California on the 28th day of March, 2002.

ABCI HOLDINGS, INC.
/s/ THOMAS N. CARTER
Thomas N. Carter
Chief Executive Officer

QuickLinks

PART I INFORMATION REQUIRED IN SECTION 10(a) OF PROSPECTUS
INCORPORATED DOCUMENTS
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT